UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) July 27, 2005


                           Gateway Energy Corporation
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)


          Delaware                      0-6404                  44-0651207
          --------                      ------                  ----------
(State or other jurisdiction          (Commission             (I.R.S. Employer
    of Incorporation)                 File Number)           Identification No.)

500 Dallas Street, Suite 2615, Houston, Texas                     77002
    (Address of principal executive office)                    (Zip Code)

       Registrant's telephone number, including area code: (713) 336-0844

                                 Not Applicable
-------------------------------------------------------------------------------

             (Former name, former address and former fiscal year, if
                           changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01  Entry into a Material Definitive Agreement.

On July 27, 2005, Gateway Pipeline Company ("Gateway Pipeline"), a wholly-owned subsidiary of Gateway Energy Corporation (the "Company") entered into a Purchase Agreement with Madisonville Gas Processing, L.P. ("Buyer") whereby Gateway Pipeline sold to Buyer assets consisting of Gateway Pipeline's gathering system and acid gas disposal pipeline at the Madisonville treatment plant for an aggregate purchase price of $2,725,000 (the "Sale"). Buyer purchased these assets in connection with the Buyer's purchase of the Madisonville treatment plant (the "Treatment Plant") from Hanover Compression Limited Partnership ("Hanover"). On July 27, 2005, Buyer paid $135,000 to Gateway Pipeline, as an earnest money payment and Buyer agreed to pay the balance of the purchase price on or before August 31, 2005. Upon the payment of the balance of the purchase price by Buyer, the Company will pay-off the entire outstanding balances of approximately $1.5 million on the term note and balloon note payable by the Company to Amegy Bank of Texas (formerly Southwest Bank of Texas), since these notes are secured by the assets sold to Buyer. Gateway Pipeline will retain ownership of its 10-inch transmission pipeline that extends from the tailgate of the Treatment Plant to the Atmos Texas - Pipeline (formerly the TXU Lone Star Pipeline).

In connection with the foregoing Sale, (i) Gateway Pipeline entered into a Natural Gas Transportation Agreement ("Transportation Agreement") with Buyer regarding the transportation of natural gas from the Treatment Plant and (ii) Gateway Pipeline entered into a Dedication Agreement with Redwood Energy Production, L.P. ("Redwood") extending its dedication of all of its reserves within the Area of Mutual Interest ("AMI") from a remaining term of approximately five years to a life of lease dedication and expanded the AMI. The term of the Transportation Agreement is tied to the Redwood dedication.

The Company, Gateway Pipeline, Gateway Processing and Allen Drilling Acquisition Company ("ADAC") are parties to an Agreement dated March 6, 2003 (as amended, the ("ADAC Agreement"), under which ADAC agreed to provide a credit enhancement in order for Gateway Pipeline to obtain additional financing from Amegy Bank of Texas, formerly Southwest Bank of Texas ("Amegy Bank") in the amount of $900,000. Under the terms of the ADAC Agreement, ADAC acquired an option to receive an equity position relating to Gateway Pipeline's pipeline facilities related to the Treatment Plant. In connection with the foregoing Sale, the Company, Gateway Pipeline, Gateway Processing and ADAC entered into an amendment to the ADAC Agreement (the "ADAC Amendment Agreement") whereby, in lieu of ADAC's exercise of its equity participation option, Gateway Pipeline's 10 inch transmission pipeline asset would be contributed into a limited liability company that would be owned 66 2/3% by Gateway Pipeline and 33 1/3% by ADAC.

Item 1.02  Termination of Material Definitive Agreement.

Redwood Energy Production, L.P. ("Redwood"), Gateway Processing, Gateway Pipeline, and Hanover are parties to a Master Agreement and the Ancillary Agreements (as defined therein) dated as of June 15, 2001 in connection with oil and gas drilling, production, gathering, treating, transportation, and marketing operations relative to the Madisonville Rodessa Field in Madison County, Texas. On September 12, 2002, Redwood, Gateway Processing and Hanover entered into a First Amended and Restated Master Agreement which superseded the Master Agreement, which has been further amended from time to time (as amended, the "Restated Master Agreement"). In connection with the foregoing Sale, Buyer acquired all of Hanover's rights and obligations under the Restated Master Agreement and the Ancillary Agreements. Redwood, Buyer, Gateway Processing and Gateway Pipeline have entered into a Termination and Release Agreement, whereby the parties agreed to terminate the Restated Master Agreement and the Ancillary Agreements effective August 1, 2005.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Reference is made to Item 1.01, which is incorporated herein by reference.

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ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The exhibits listed below are being furnished pursuant to Item 9.01.

     (c) Exhibits


Ex.99.1     Press release, dated July 28, 2005



                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 28, 2005
                                              GATEWAY ENERGY CORPORATION
                                              (Registrant)

                                              By:  /s/  Robert Panico
                                                   -----------------------------
                                                        Robert Panico
                                                        President